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                                                                   EXHIBIT 2.1.b

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         AMENDMENT dated as of April 1, 1997 to the Agreement and Plan of Merger (the "AGREEMENT") dated as of December 15, 1996 among Holiday Corporation ("HC"), Holiday Inns, Inc. ("HII") and Bristol Hotel Company ("ACQUIROR").

         WHEREAS, the respective Boards of Directors of HC, HII and Acquiror have determined that it is in the best interests of each of HC, HII and Acquiror, as the case may be, and their respective stockholders to amend the Agreement as hereinafter set forth and have duly approved this Amendment and authorized its execution and delivery;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

         SECTION 2. Amendment of Section 2.08. Section 2.08(a) of the Agreement is amended by replacing the reference to "New Spinco" in the fourth line thereof with "HC".

         SECTION 3. Amendment of Section 2.09. Section 2.09(b) of the Agreement is amended by inserting the language "the sum of $15,000,000 and" after the words "to be in excess of" in the third line thereof, "Capital Expenditure Period over" in the ninth line thereof and "are less than" in the seventeenth line thereof. Section 2.09(b) is further amended by replacing the reference to "New Spinco" in the eighteenth and nineteenth lines thereof with "HC".

         SECTION 4. Amendment of Section 12.01. Section 12.01 of the Agreement is amended by deleting the phrase "or Structural Deficiencies" from the first sentence thereof.

         SECTION 5. Amendment of Section 12.02. Section 12.02 of the Agreement is amended as follows:





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         (a)      Section 12.02(a) is amended by inserting after the phrase
"(i) HC shall not be liable under this Section 12.02(a) for any Damages relating to taxes which are governed by Article 5 of the Contribution Agreement" the following: ", (ii) notwithstanding anything else in this Agreement or the Contribution Agreement to the contrary, HC shall not be liable for any Damages relating to (A) any violation of any Building Code or other Structural Deficiency, (B) any matter identified in any Initial Report (delivered pursuant to Section 9.09(a)) which does not relate to a violation or requirement of any Environmental Law or Environmental Liability or (C) Structural Deficiencies or violations of Building Codes which resulted from a breach of any covenant of this Agreement by the Holiday Parties at any time prior to the inspection of the Retained Real Properties pursuant to the Initial
Report."    Section 12.02 (a) is further amended by changing the symbol "(ii)"
to "(iii)" in the ninth line of such section.

         (b)     Section 12.02(b) is amended to read as follows:

             (b) HC hereby indemnifies Acquiror and, effective at the Effective Time, without duplication, HII and any of their respective Subsidiaries against and agrees to hold them harmless from 70% of any and all Damages incurred or suffered by Acquiror, HII or any of their Subsidiaries arising out of events occurring on or prior to the Effective Time at the Hotels which arise directly and solely as a result of any violation or requirement of any Environmental Law or Environmental Liability or obligation thereunder which was identified in either an Initial Report or an HC Report pursuant to the terms of
         Section 9.09; provided that (x) no items covered by this Section 12.02(b) may be asserted under Section 12.02(a) and (y) HC's maximum liability under this Section 12.02(b) and the maximum liability of certain Affiliates of HC under the comparable indemnification provisions of the Asset Purchase Agreements shall not, in the aggregate, exceed $4 million. HC shall pay any amount owed by it under this Section 12.02(b) within 20 days of the date such amount is due.

         SECTION 6. Amendment of Section 12.03. Section 12.03(b) of the Agreement is amended by deleting the words "or Building Codes or to address any other Structural Deficiency" after the phrase "Environmental Laws" in the first sentence thereof and by deleting the words the "or structural" after the word "environmental" in the second sentence thereof.

         SECTION 7. Amendment of Section 13.01. Section 13.01(a) of the Agreement is amended by adding the word "and" after the semicolon in subsection
(iv) thereof, by replacing the language "; and" with a period in subsection (v) thereof and by deleting subsection (vi) thereof.





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         SECTION 8.  Confirmation of Agreement.  Except as modified or amended in this Amendment, all terms and conditions in the Agreement remain in full force and effect and are hereby ratified and confirmed.

         SECTION 9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

         SECTION 10. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.





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